Exhibit 10.1

Quintin V. Kneen

[Address Redacted]

Re: 2018 Performance Bonus

Dear Quintin

In recognition of your continuing key role at GulfMark Offshore, Inc. (the “Company”), you shall be entitled to a performance bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”), effective April 26, 2018 (the “Effective Date”). Please refer to Appendix A for certain defined terms used herein.

1.

Performance Bonus. You shall be entitled to a performance bonus of up to $510,000 (the “Performance Bonus”), payable according to the terms outlined below, subject to your continued employment through March 31, 2019 (the “Vesting Date”) subject to certain exceptions as provided in Sections 2 and 4 of this Agreement.

Payment of the Performance Bonus is separate from, and in addition to, your regular salary and benefits and therefore, this Agreement is not subject to the terms and conditions contained in any employment contract, offer letter or other employment communication or policy.

2.

Performance Criteria. The Company has the key objectives in 2018 of (a) reducing General & Administrative expenses to below $25.5 million per year and (b) to achieving a cash flow positive run rate by the end of the year. The Compensation Committee will evaluate the Company’s performance for 2018 and make an assessment as to the percentage of the Performance Bonus that will be paid. This assessment is at the full and complete discretion of the Compensation Committee, except that if there is a Change of Control before the Vesting Date, 100% of the Performance Bonus will be deemed earned.

3.

Payment Schedule. The Performance Bonus will be paid to you in one cash installment payment equal to one hundred percent (100%) of the amount of the earned Performance Bonus (less all required tax withholdings). The Payment will be paid to you as soon as administratively practicable after the Vesting Date, as soon as administratively practicable after a termination without Cause, or on the date of the Change of Control in the event of a Change of Control.

The payments hereunder shall not be taken into account for purposes of any other compensation or benefit program of the Company or any of its subsidiaries.

4.

Termination without Cause. If your employment with the Company or any of its subsidiaries is terminated without Cause prior to the Vesting Date, you shall be entitled to 100% of your Performance Bonus.

5.

Release of Claims. Your Performance Bonus shall be contingent on your executing and not revoking an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company or its affiliates. Such release will provide for a fixed review period and 7-day revocation period, as set forth in the release form.

6.

409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

7.

Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

8.

Entire Agreement. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; provided, however, this Agreement does not impact, alter, modify, amend or otherwise supersede any of the rights or obligations of either party under any employment agreement or arrangement, or any existing severance agreements in place between you and the Company or any of its subsidiaries. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

9.

Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of General Counsel, and (ii) if to you, at your home address as such address may appear on the records of the Company or any of its subsidiaries, or to such other address as such party may hereafter specify in written notice to the other party.

10.

Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

2 of 6

11.

Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Texas or federal court sitting in Harris County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.

Tax. Amounts payable under this Agreement shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

13.

Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

14.

Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.

Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

3 of 6

Sincerely

GULFMARK OFFSHORE, INC.

      /s/ Sam Rubio

By: Sam R. Rubio

Title: Senior Vice President & CFO

ACCEPTED AND AGREED AS OF THE

EFFECTIVE DATE:

       /s/ Quintin Kneen

By: Quintin V. Kneen

4 of 6

APPENDIX A

Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall have the meaning ascribed to such term in your employment agreement with the Company or any of its subsidiaries as in effect on the date hereof, or if you are not subject to an employment agreement or “Cause” is not defined therein, then “Cause” shall mean, (i) your indictment of a felony; (ii) your fraudulent or grossly negligent conduct in connection with your employment duties or responsibilities; (iii) willful misconduct; (iv) your contravention, in any material respect, of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the person to whom you report; (v) any acts by you which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in your personal gain or enrichment at the expense of the Company or any of its subsidiaries; (vi) your failure to comply with ongoing confidentiality, non-solicitation and/or non-competition obligations between you and the Company or any of its subsidiaries; or (vii) your continued failure to comply with a material policy of the Company or any of its subsidiaries after receiving notice of failure to comply from the person to whom you report.

“Change of Control” means the occurrence of one or more of the following events following the Effective Date:

(i)     Any “person” within the meaning of those terms as used in Section 13(d) of the Exchange Act, other than an affiliate of the Company or a Permitted Holder, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;

(ii)     The Company’s shareholders approve, in one or a series of transactions, a plan of complete liquidation of the Company; or

(iii)    The sale or other disposition by the Company of all or substantially all of its assets in one or more transactions other than (x) to an affiliate of the Company or a Permitted Holder or (y) in connection with a spinoff or similar corporate transaction.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to a payment that would be deemed to constitute non-qualified deferred compensation subject to section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in paragraph (i), (ii) or (iii) above, with respect to such deferred compensation, shall only constitute a Qualified Liquidity Event for purposes of the payment timing of such deferred compensation if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

5 of 6

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Permitted Holder” means any of Canyon Capital Advisors LLC; Captain Q, LLC; Raging Capital Management, LLC; or their respective affiliates.

Remainder of this page intentionally left blank.

6 of 6